United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2003

Hercules Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-00496	51-0023450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Hercules Plaza

1313 North Market Street
Wilmington, Delaware 19894-0001
(Address of principal executive offices) (Zip Code)
(302) 594-5000
(Registrant's telephone number, including area code)

Item 5.

OTHER EVENTS AND REGULATION FD DISCLOSURE

On August 14, 2003, Hercules Incorporated ("Hercules") issued a press release, which is attached as an exhibit to this Form 8-K, announcing the final voting results from the Company's Annual Meeting of

Shareholders that was held on July 25, 2003. The matters described below were voted on at the Annual

Meeting of Shareholders and the number of votes cast with respect to each matter and with respect to the election of directors were as indicated. A quorum of 95,203,595, or 85.98% of the outstanding voting shares as of the record date, was present in person or by proxy at the annual meeting.

1.	Election of Directors
	Four of our 13 directors had terms that expired during 2003. Patrick Duff, Thomas P. Gerrity and John K. Wulff were elected and Joe B. Wyatt was reelected to the Hercules Board of Directors.
	Directors were elected to serve for three-year terms, expiring at the 2006 Annual Meeting of Shareholders, or until their successors are elected and qualified.
	Name	For	Withheld Authority
	Patrick Duff	60,446,395	3,283,089
	Thomas P. Gerrity	50,365,921	3,276,260
	John K. Wulff	51,361,290	3,280,891
	Joe B. Wyatt	49,793,049	3,848,988

As previously announced, Richard Fairbanks, Alan R. Hirsig and Edith E. Holiday did not seek reelection at the Annual Meeting of Shareholders and retired from the Hercules Board of Directors. Directors continuing in office after the meeting were: John C. Hunter, William H. Joyce, Robert D. Kennedy, Jeffrey M. Lipton and Peter McCausland. Samuel J. Heyman, Sunil Kumar, Gloria Schaffer and Raymond S. Troubh resigned from the Hercules Board of Directors effective July 25, 2003. None of the nominees proposed by the Shareholders' Committee for New Management, who withdrew their nominations at the Annual Meeting of Shareholders, would have received a sufficient number of votes to be elected.

2.	Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Public Accountants for 2003, which proposal received more than a majority of the votes necessary for ratification.
	For	Against	Abstain	Non-Vote
	72,885,857	9,362,416	12,709,888	245,434
3.	Approval of the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, which proposal received more than a majority of the votes cast.
	For	Against	Abstain
	60,478,685	33,270,262	1,454,645
4.	Shareholder Proposal Requesting Redemption of the Rights Issued Pursuant to the Company's Rights Agreement Dated as of August 4, 2000, which proposal received more than a majority of the votes cast.
	For	Against	Abstain
	74,956,227	18,386,936	1,860,430
5.

Shareholder Proposal Requesting Amendment of the Company's Restated Certificate of Incorporation to Provide for the Right of Shareholders to Take Action by Written Consent and to Call Special Meetings, which proposal received more than a majority of the votes cast.

	For	Against	Abstain	Non-Vote
	60,112,623	33,725,991	1,364,530	451

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 15, 2003	By:	HERCULES INCORPORATED

/s/ Israel J. Floyd
Israel J. Floyd
Corporate Secretary and General Counsel

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of Hercules Incorporated dated August 14, 2003.